Exhibit 99.1
Anchor Glass Container Corporation Files Plan of Reorganization and Disclosure Statement
Expects to Emerge from Chapter 11 in the First Quarter of 2006
TAMPA, Florida, December 30, 2005 — Anchor Glass Container Corporation (“Anchor”) today announced that it has filed with the United States Bankruptcy Court Middle District of Florida Tampa Division its proposed Plan of Reorganization and Disclosure Statement. Anchor’s Plan of Reorganization will reduce the company’s long term debt by $380 million. Assuming court approval of the plan, Anchor expects to emerge from Chapter 11 in March 2006.
“This plan of reorganization is a win for all of us. With the restructuring of our debt and operations, we can remain a strong and innovative competitor in the marketplace,” said Mark Burgess, Anchor’s Chief Executive Officer.
The terms of Anchor’s Plan of Reorganization call for a debt-for-equity swap that will give Anchor’s Senior Secured Noteholders and other secured creditors 100 percent of the company’s equity. Anchor will exit chapter 11 as a privately held company with long-term debt of approximately $125 million. To ensure strong liquidity, Anchor will also put in place a revolving credit facility of at least $50 million. Unsecured creditors will receive a cash distribution of approximately 7 percent of their claims. Current equity holders are proposed to receive an unspecified number of warrants having a de minimis value.
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the outcome of the chapter 11 proceedings, the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.
Contact:
John Dubel
813-880-2198